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                                                                    Exhibit 23.1

                       [LETTERHEAD OF KPMG APPEARS HERE]

The Board of Directors
Genesis Microchip Incorporated

We consent to incorporation by reference in the registration statement (No. 333-70469, 333-51001 and 333-81413) on Form S-8 of Genesis Microchip
Incorporated of our report dated July 9, 1999, relating to the consolidated balance sheets of Genesis Microchip Incorporated as of March 31, 1999, and May 31, 1998, and the related consolidated statements of operations, shareholders' equity and cash flows for the ten months ended March 31, 1999 and the two years ended May 31, 1998, which report appears in the March 31, 1999, annual report on Form 10-K of Genesis Microchip Incorporated.


                                                       /s/ KPMG LLP




Toronto, Canada
August 25, 1999